INSTITUTIONAL SHAREHOLDER SERVICES
                   RECOMMENDS AGAINST FREEDMAN GROUP PROPOSALS
                              -------


         Northvale, New Jersey (September 24, 2002) - Elite Pharmaceuticals, Inc. (AMEX: ELI) today announced that Institutional Shareholder Services, Inc.
(ISS) has recommended that stockholders execute Elite's BLUE proxy card to revoke or withhold consents sought by the Freedman Group to remove all of the Company's independent directors and replace them with hand-picked members of the Freedman Group. ISS is widely recognized as the nation's leading independent proxy advisory firm. Its recommendations are relied upon by hundreds of major institutional investment firms, mutual funds, and other fiduciaries throughout the country. The Freedman Group's consent solicitation ends on October 4, 2002.

         In its report, ISS states:

         "Nowhere in the [Freedman Group's] written material does the [Freedman Group] outline a specific strategy with respect to how the company can expand its product line, improve its product development process, or enter into new collaborative agreements with other drug companies. Ultimately, the [Freedman Group's] plan is insufficient for the purpose of controlling the board...."

         "The [Freedman Group's] slate does not appear to have the relevant industry and FDA regulatory expertise. The company is at a critical stage in its development .... As such, a board that is well equipped with relevant industry and FDA regulatory experience is vital to the company's success."

         The ISS Report concludes as follows:

         "[t]he company is at a critical stage in its development. Electing the [Freedman Group's] slate poses a significant risk to the company and its shareholders for the following reasons. First, the [Freedman Group's] slate does not appear to have any relevant FDA expertise or expertise in the areas of developing and/or manufacturing drug delivery products. Second, the [Freedman Group's] plan to improve shareholder value is simply too vague and insufficient for assuming control of the board. Management, on the other hand, has implemented a business plan which: (1) addresses the FDA regulatory issues and the manufacturing and development needs of the company's drug delivery products; and (2) positions the company for accelerated growth as indicated by expanded research and development activities and alliances with big pharmaceutical companies. Moreover, management's nominees have relevant industry and FDA regulatory experience to execute the company's goals. ISS concludes that there is no compelling evidence to suggest that a change in control of the board is warranted. The current board should be given an opportunity to grow the company in hopes of maximizing shareholder value."

         Commenting on the ISS Report, Atul M. Mehta, Chief Executive Officer of Elite, said: "We are very pleased that ISS has recommended against the Freedman Group's proposals. The ISS recommendation reaffirms our belief that the current Board is more qualified than the Freedman Group's hand-picked slate to lead the Company in its continuing growth and development. More importantly, however, ISS provides a source for all stockholders, both big and small, who are looking for the judgment of a neutral party, well experienced in these issues, to guide their vote."

         Stockholders who would like additional information on voting should call Georgeson Shareholder Communications Inc. at (866)-297-1267.

FOR FURTHER INFORMATION, CONTACT:

Jonathan Fassberg of The Trout Group
Phone:  (212) 477-9007 Ext. 16


Source:  Elite Pharmaceuticals, Inc.
Website:  http://www.elitepharma.com